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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                              --------------------



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     February 15, 2000
                                               --------------------------------

                              Benjamin Moore & Co.
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               (Exact Name of Registrant as Specified in Charter)


        NEW JERSEY                   0-8894                  13-5256230
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(State or Other Jurisdiction    (Commission File Number)   (IRS Employer
   Of Incorporation)                                        Identification No.)

         51 CHESTNUT RIDGE ROAD, MONTVALE, NEW JERSEY         07645
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 (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code   (201) 573-9600
                                                  ------------------------------

                                      None
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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  Other Events.

On February 15, 2000, Benjamin Moore & Co. issued the following press release:

              BENJAMIN MOORE & CO. ANNOUNCES 1999 YEAR END RESULTS
                        AND YEAR 2000 RESTRUCTURING PLAN

(Montvale, NJ, February 15, 2000) - Benjamin Moore & Co. (OTC:MBEN), one of the United States' and Canada's leading manufacturers of paints, stains and varnishes, announced record net sales and net income for the year-ended 1999.

Consolidated net sales for the year-ended December 31, 1999 increased 9.6% over 1998, to $779.5 million. Excluding the impact of acquisitions and divestitures, 1999 net sales increased 7.4% over 1998. The increase in net sales is due primarily to strong unit growth.

The Company attained $78 million in net income in 1999, an improvement of 29.9% over 1998. This improvement results primarily from strong sales and improved gross margins. Basic and diluted net income per share increased 29.7% over 1998, to $2.93.

In the first quarter of 2000, the Company will implement a restructuring of United States and Canadian operations and offer an early retirement program. These actions will result in an estimated first quarter 2000 pre-tax charge ranging from $36 to $43 million, primarily consisting of enhanced benefits associated with the early retirement program, severance, asset write-offs and decommissioning costs. Additionally, the restructuring and early retirement programs are expected to result in a workforce reduction of approximately 300 individuals. The Company expects savings of approximately $13 million pre-tax in 2001 and approximately $17 million pre-tax annually thereafter (approximately two percentage points of gross profit on a consolidated basis).

The restructuring will include closing facilities in Colonial Heights, VA, Nutley, NJ, Santa Clara, CA and St. Louis, MO. Additionally, manufacturing will cease at the Jacksonville, FL, Los Angeles, CA, Toronto, ONT. and Aldergrove BC facilities. Distribution centers in Melrose Park, IL, Cleveland, OH and Newark, NJ will be moved to new larger and more modern facilities.

As a result of the restructuring, the Company will have reduced its manufacturing plants from sixteen to eight and reconfigured its distribution centers.

News and additional information about Benjamin Moore & Co. and its products are available at www.benjamin.moore.com.


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Certain information contained in this press release includes forward-looking statements (as defined in Section 27A. of the Securities Act and Section 21E. of the Exchange Act) that reflects the Company's current views with respect to future events and financial performance. Certain factors such as competitive pressures, success of restructuring initiatives, continued industry consolidation, changes in customer mix, changes in pricing and other matters contained in documents filed by the Company with the Securities and Exchange Commission could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update the matters discussed in this press release.

(See below Consolidated Statements of Income.)

BENJAMIN MOORE & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS' ENDED DECEMBER 31, 1999 & 1998

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             UNAUDITED
                                             ---------
                                               1999          1998
-------------------------------------------------------------------
NET SALES                                   $ 779,517    $ 710,993

COSTS AND EXPENSES:
   COSTS OF PRODUCTS SOLD                     430,499      411,916
   SELLING, GENERAL AND ADMINISTRATION        219,640      196,979
   OTHER INCOME, NET                           (7,742)      (5,085)
                                               ------       ------
      TOTAL COSTS AND EXPENSES                642,397      603,810
                                              -------      -------

INCOME BEFORE TAXES AND MINORITY INTEREST     137,120      107,183
INCOME TAX PROVISION                           57,982       45,922
                                               ------       ------

INCOME BEFORE MINORITY INTEREST                79,138       61,261
MINORITY INTEREST IN NET INCOME OF
  CONSOLIDATED SUBSIDIARIES                     1,134        1,166
                                                -----        -----

NET INCOME                                  $  78,004    $  60,095
                                            =========    =========

                                               ------       ------
BASIC AND DILUTED NET INCOME PER SHARE      $    2.93    $    2.26
                                            =========    =========

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       Benjamin Moore & Co.
                                               ---------------------------------
                                                          (Registrant)

Date     February 15, 2000                             By     s/John T. Rafferty
    ----------------------------------------             -----------------------
                                                              John T. Rafferty
                                                              Secretary